Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-178044) of American Electric Power Company, Inc. of our report dated June 25, 2026, relating to the financial statements and supplemental schedule of AEP Retirement Savings 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Columbus, Ohio
June 25, 2026